June 27, 2013

Ms. Alicia Jayne Moore

Dear Alicia,

I am very excited to present you with this offer to join the Echelon executive team. I am certain that you will make an important contribution to Echelon and that you will truly enjoy working here. We have strong technology, a great customer and partner base, a very capable team and an exciting future - a future on which we expect that you will have a great impact.

Subject to the approval of the Board of Directors your title will be Senior Vice President, General Counsel and Secretary to the Board, reporting to me. Your annual salary will be $305,000, paid twice a month, in accordance with our normal payroll procedures. In addition, you are eligible to participate in the executive bonus plan. The annual amount of this on target bonus will be ninety-five thousand dollars ($95,000). For 2013, this target bonus will be prorated to the remaining portion of the calendar year that you will work (based upon your start date). For example, if your start date is July 1, 2013 you will work at Echelon for 6 months and your on target executive bonus will be forty-seven thousand five hundred dollars ($47,500). This pro-rated amount shall be guaranteed for 2013, subject to employment in good standing on December 31, 2013.

You will be eligible to receive salary continuation and payments sufficient to cover COBRA benefits for 12 months due to Involuntary Termination in the event of a Change in Control event; and 9 months due to Involuntary Termination for other than Cause where there is no Change in Control event, all under the terms and conditions to be set forth in a Severance Agreement to be finalized and approved by the Compensation Committee.

In addition, we will grant you a non-qualified stock option for one hundred eighty thousand (180,000) shares in accordance with the terms of the Echelon Corporation 1997 Stock Plan. The per share exercise price of the non-qualified stock option shall be equal to the closing price of Echelon’s Common Stock on the 10 th day of the month following your first day of employment at Echelon or the next trading day if the 10th is a Saturday, Sunday or the market is closed (the “Grant Date”). We will also award you forty five thousand (45,000) Performance Shares in accordance with the terms of the Echelon Corporation 1997 Stock Plan. The Performance Shares shall vest as to one quarter of the grant on each anniversary of the Grant Date, so as to be 100% vested on the fourth anniversary of the Grant Date. Attachments A & B are our stock option and performance share agreements for officers, which also provides for accelerated vesting upon change of control. Your equity awards hereunder will be subject to the terms and conditions of these form agreements.

You will also be entitled to employee benefits provided by Echelon, in accordance with the terms of the various benefit plans. Echelon may modify its employment benefits from time to time as it deems appropriate.

This offer is contingent upon your satisfactory completion of a background investigation, and you providing to Echelon, as required by federal immigration law, satisfactory documentary evidence of your identity and eligibility for employment in the United States within three (3) business days of your date of hire. As a condition of your employment, you will also be required to enter into the Company’s standard form of Employee Confidential Information and Invention agreement, attached hereto as Attachment C.
We would like you to begin employment as soon as possible but in no case later than July 15, 2013.

I hope you will accept our offer and join us in building a major company that is a great place in which to work.

This offer will expire 5 calendar days from the origination date of this letter. To accept, please sign and date this letter in the space provided below.

Sincerely,

Ron Sege

Ron Sege
President and Chief Executive Officer
Echelon Corporation

Accepted_____________________________________
Alicia Jayne Moore

Date_________________________________________

ATTACHMENT A

ECHELON CORPORATION
1997 STOCK PLAN
STOCK OPTION AGREEMENT
By executing the Grant Acceptance process and using the services on this Morgan Stanley Smith Barney Benefit Access® website, you, the Optionee (“Optionee”) and Echelon Corporation (the “Company”) agree that this Award is granted under and governed by the terms and conditions of Company’s 1997 Stock Plan (the “Plan”) and the Terms and Conditions of the Stock Option Agreement (the “Agreement”), which may be amended or modified from time to time. Optionee has reviewed the Plan and this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award and fully understands provisions of the Plan and this Agreement. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement. Optionee further agrees to promptly notify the Company upon any change in the Optionee’s residence address.
____________________
The Company hereby grants you, the optionee, a stock option (the “Option”) under the Plan, to exercise in exchange for a payment from the Company pursuant to this Option Agreement. However, as provided in the Agreement, this Option may expire earlier than the Expiration Date.
Unless otherwise defined herein, the terms defined in the 1997 Stock Plan shall have the same defined meanings in this Option Agreement.

I. AGREEMENT
1     Grant of Option. The Plan Administrator of the Company hereby grants to the Optionee named in the Grant Summary (the "Optionee") an option (the "Option") to purchase the number of Shares, as set forth in the Grant Summary, at the exercise price per share set forth in the Grant Summary (the "Exercise Price"), subject to the terms and conditions of the Plan, which is incorporated herein by reference. Subject to Section 16(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Option Agreement, the terms and conditions of the Plan shall prevail.
If designated in the Grant Summary as an Incentive Stock Option ("ISO"), this Option is intended to qualify as an Incentive Stock Option under Section 422 of the Code. However, if this Option is intended to be an Incentive Stock Option, to the extent that it exceeds the $100,000 rule of Code Section 422(d) it shall be treated as a Nonstatutory Stock Option ("NSO").

2	Vesting Schedule:

This Option may be exercised, in whole or in part, in accordance with the following schedule:

25% of the Shares subject to the Option shall vest on each annual anniversary of the date of grant subject to the Optionee continuing to be a Service Provider on such dates.

(a)
Notwithstanding anything in this paragraph 2 to the contrary, and except as otherwise provided by the Administrator, vesting of the Option will be suspended during any unpaid leave of absence other than military leave and will resume on the date the Employee returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence. The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Option at any time, subject to the terms of the Plan. If so accelerated, such Option (or the portion thereof) will be considered as having vested as of the date specified by the Administrator.

(b)
Further, and notwithstanding the foregoing, upon Employee’s “Involuntary Termination” (as defined below) within twelve (12) months following a “Change of Control Merger” (as defined in the Plan), 100% of the outstanding and unvested portion of the Option awarded by this Agreement will vest in full and, to the extent applicable, all performance goals or other vesting criteria to which the Option is subject will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

(c)
For purposes of this Agreement, “Involuntary Termination” shall mean, without Employee’s express written consent: (i) a significant reduction of the Employee's duties, authority or responsibilities, relative to the Employee's duties, authority or responsibilities as in effect immediately prior to the Change of Control Merger; (ii) a material reduction in the total cash compensation of the Employee as in effect immediately prior to the Change of Control Merger; (iii) the relocation of the Employee to a facility or a location more than thirty (30) miles from the Employee's then present location, without the Employee's express written consent; or (iv) any purported termination of the Employee which is not effected for “Disability” or for “Cause” (each as defined in the Plan), or any purported termination for which the grounds relied upon are not valid.

3	Termination Period:

This Option may be exercised for thirty (30) days after Optionee ceases to be a Service Provider. Upon the death or Disability of the Optionee, this Option may be exercised for twelve (12) months after Optionee ceases to be a Service Provider. In no event shall this Option be exercised later than the Term/Expiration Date as provided in the Grant Summary.

4     Exercise of Option.
        (a)    Right to Exercise. This Option is exercisable during its term in accordance with the Vesting Schedule set out in Section 2 and the applicable provisions of the Plan and this Option Agreement, subject to the Optionee’s remaining a Service Provider on each vesting date.
(b)    Method of Exercise. This Option is exercisable by delivery of an exercise notice, in the form attached as Exhibit A (the "Exercise Notice"), which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised (the "Exercised Shares"), and such other representations and agreements as may be required by the Company pursuant to the provisions of the Plan. The Exercise Notice shall be completed by the Optionee and delivered to the Chief Financial Officer of the Company. The Exercise Notice shall be accompanied by payment of the aggregate Exercise Price as to all Exercised Shares. This Option shall be deemed to be exercised upon receipt by the Company of such fully executed Exercise Notice accompanied by such aggregate Exercise Price.
No Shares shall be issued pursuant to the exercise of this Option unless such issuance and exercise complies with Applicable Laws. Assuming such compliance, for income tax purposes the Exercised Shares shall be considered transferred to the Optionee on the date the Option is exercised with respect to such Exercised Shares.

5     Method of Payment. Payment of the aggregate Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:
(a)    cash; or
(b)    check; or
(c)    consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan.
6     Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by the Optionee. The terms of the Plan and this Option Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.
7     Term of Option. This Option may be exercised only within the term set out in the Grant Summary, and may be exercised during such term only in accordance with the Plan and the terms of this Option Agreement.
8     Tax Consequences. Some of the federal tax consequences relating to this Option, as of the date of this Option, are set forth below. THIS SUMMARY IS NECESSARILY INCOMPLETE, AND THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE OPTIONEE SHOULD CONSULT A TAX ADVISER BEFORE EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.
(a)    Exercising the Option.
(i)    Nonstatutory Stock Option. The Optionee may incur regular federal income tax liability upon exercise of a NSO. The Optionee will be treated as having received compensation income (taxable at ordinary income tax rates) equal to the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price. If the Optionee is an Employee or a former Employee, the Company will be required to withhold from his or her compensation or collect from Optionee and pay to the applicable taxing authorities an amount in cash equal to a percentage of this compensation income at the time of exercise, and may refuse to honor the exercise and refuse to deliver Shares if such withholding amounts are not delivered at the time of exercise.
(ii)    Incentive Stock Option. If this Option qualifies as an ISO, the Optionee will have no regular federal income tax liability upon its exercise, although the excess, if any, of the Fair Market Value of the Exercised Shares on the date of exercise over their aggregate Exercise Price will be treated as an adjustment to alternative minimum taxable income for federal tax purposes and may subject the Optionee to alternative minimum tax in the year of exercise. In the event that the Optionee ceases to be an Employee but remains a Service Provider, any Incentive Stock Option of the Optionee that remains unexercised shall cease to qualify as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option on the date three (3) months and one (1) day following such change of status.
(b)    Disposition of Shares.
(i)    NSO. If the Optionee holds NSO Shares for at least one year, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes.
(ii)    ISO. If the Optionee holds ISO Shares for at least one year after exercise and two years after the grant date, any gain realized on disposition of the Shares will be treated as long-term capital gain for federal income tax purposes. If the Optionee disposes of ISO Shares within one year after exercise or two years after the grant date, any gain realized on such disposition will be treated as compensation income (taxable at ordinary income rates) to the extent of the excess, if any, of the lesser of (A) the difference between the Fair Market Value of the Shares acquired on the date of exercise and the aggregate Exercise Price, or (B) the difference between the sale price of such Shares and the aggregate Exercise Price. Any additional gain will be taxed as capital gain, short-term or long-term depending on the period that the ISO Shares were held.
(c)    Notice of Disqualifying Disposition of ISO Shares. If the Optionee sells or otherwise disposes of any of the Shares acquired pursuant to an ISO on or before the later of (i) two years after the grant date, or (ii) one year after the exercise date, the Optionee shall immediately notify the Company in writing of such disposition. The Optionee agrees that he or she may be subject to income tax withholding by the Company on the compensation income recognized from such early disposition of ISO Shares by payment in cash or out of the current earnings paid to the Optionee.
9     Entire Agreement; Governing Law. The Plan is incorporated herein by reference. The Plan and this Option Agreement con-sti-tute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee's interest except by means of a writing signed by the Company and Optionee. This agreement is governed by the internal substantive laws, but not the choice of law rules, of California.
10    Section 409A. Under Section 409A of the Internal Revenue Code of 1986, as amended, an Option that vests after December 31, 2004, that was granted with a per share Grant Price that is determined by the Internal Revenue Service (the “IRS”) to be less than the fair market value of a share of common stock on the date of grant (a “discount Option”) may be considered “deferred compensation.” An Option that is a “discount Option” may result in (i) income recognition by the Optionee prior to the exercise of the Option, (ii) an additional twenty percent (20%) tax, and (iii) potential penalty and interest charges. The Optionee acknowledges that the Company cannot and has not guaranteed that the IRS will agree that the per Share Grant Price of this Option equals or exceeds the Fair Market Value of a Share on the date of grant in a later examination. The Optionee agrees that if the IRS determines that this Option was granted with a per Share Grant Price that was less than the Fair Market Value of a Share on the date of grant, the Employee will be solely responsible for the Employee’s costs related to such a determination.
11     NO GUARANTEE OF CONTINUED SERVICE. OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED AN OPTION OR PURCHASING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH OPTIONEE'S RIGHT OR THE COMPANY'S RIGHT TO TERMINATE OPTIONEE'S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

ATTACHMENT B

ECHELON CORPORATION
Performance Share Agreement
TERMS AND CONDITIONS OF PERFORMANCE SHARES
By executing the Grant Acceptance process and using the services on this Smith Barney Benefit Access® website, you the Employee and Echelon Corporation (the “Company”) agree that this Award is granted under and governed by the terms and conditions of the Company’s 1997 Stock Plan (“Plan”) and the Terms and Conditions of Performance Shares (the “Agreement”), which may be amended or modified from time to time. Employee has reviewed the Plan and this Agreement in its entirety, has had an opportunity to obtain the advice of counsel prior to accepting this Award and fully understands provisions of the Plan and this Agreement. Employee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Agreement. Employee further agrees to promptly notify the Company upon any change in the Employee’s residence address.
____________________
The Company hereby grants the employee, an award of Performance Shares under the Plan. This Award is subject to the provisions of the Agreement and of the Plan.

Vesting of Performance Shares:
The Performance Shares will vest in accordance with the following schedule: 25% of this award will vest on each one year anniversary of the grant date, subject to your continuing to be a Service Provider with the Company or its Subsidiaries through the applicable vesting date. Notwithstanding the foregoing, upon Employee’s “Involuntary Termination” (as defined below) within twelve (12) months following a “Change of Control Merger” (as defined in the Plan), 100% of the outstanding and unvested Performance Shares awarded by this Agreement will vest in full and, to the extent applicable, all performance goals or other vesting criteria to which such Performance Shares are subject will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

1.    Grant. The Company hereby grants to the Employee under the Plan Performance Shares, subject to all of the terms and conditions in this Agreement and the Plan. When the Performance Shares are paid to the Employee, par value will be deemed paid by the Employee for each Performance Share by past services rendered by the Employee, and will be subject to the appropriate tax withholdings.
2.    Company’s Obligation to Pay. Each Performance Share has a value equal to the Fair Market Value of a Share on the date of grant and represents the right to receive a Share on the vesting date (or such later time indicated in this Agreement). Unless and until the Performance Shares have vested in the manner set forth in paragraphs 3, 5 or 12, the Employee will have no right to payment of such Performance Shares. Prior to actual payment of any vested Performance Shares, such Performance Shares will represent an unsecured obligation.
3.    Vesting Schedule/Period of Restriction.

(a)    Except as otherwise provided in paragraph 5 of this Agreement, the Performance Shares awarded by this Agreement shall vest in accordance with the vesting schedule set forth in the Summary of Grant, subject to the Employee’s continuing to be a Service Provider on each relevant vesting date. Notwithstanding anything in this paragraph 3 to the contrary, and except as otherwise provided by the Administrator, vesting of the Performance Shares shall be suspended during any unpaid leave of absence other than military leave and will resume on the date the Employee returns to work on a regular schedule as determined by the Company; provided, however, that no vesting credit will be awarded for the time vesting has been suspended during such leave of absence.
(b)    For purposes of this Agreement, “Involuntary Termination” shall mean, without Employee’s express written consent: (i) a significant reduction of the Employee's duties, authority or responsibilities, relative to the Employee's duties, authority or responsibilities as in effect immediately prior to the Change of Control Merger; (ii) a material reduction in the total cash compensation of the Employee as in effect immediately prior to the Change of Control Merger; (iii) the relocation of the Employee to a facility or a location more than thirty (30) miles from the Employee's then present location, without the Employee's express written consent; or (iv) any purported termination of the Employee which is not effected for “Disability” or for “Cause” (each as defined in the Plan), or any purported termination for which the grounds relied upon are not valid.
4.    Payment after Vesting.
(a)    One Share shall be issued for each Performance Share that vests. No fractional Shares shall be issued under this Agreement.
(b)    Subject to paragraph 8, any Performance Shares that vest pursuant to paragraph 3 shall be paid in Shares as soon as practicable upon or following the date of vesting (the “Vesting Date”), but, except as provided in this Agreement, in no event later than two and one-half (2½) months following the applicable Vesting Date, subject to the terms and provisions of the Plan and this Agreement.
(c)    Notwithstanding anything in the Plan or this Agreement to the contrary, and subject to paragraph 8, if the vesting of the balance, or some lesser portion of the balance, of the Performance Shares is accelerated in connection with the Employee’s termination as a Service Provider, such accelerated Performance Shares will not be paid out until Employee has a “separation from service” within the meaning of Section 409A, as determined by the Company. Further, if (x) Employee is subject to U.S. income tax, and (y) Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s “separation from service” within the meaning of Section 409A (as determined by the Company), other than due to death, then the payment of such accelerated Performance Shares will not be made until the date six (6) months and one (1) day following the date of the Employee’s termination as a Service Provider (or such later date as is necessary to avoid the imposition of additional taxation under Section 409A). Notwithstanding the foregoing, any delay in payment pursuant to this paragraph 5 will cease upon the Employee’s death and such payment will be made as soon as practicable after the date of Employee’s death, subject to paragraph 8. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended, and any proposed, temporary or final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.
(d)    If the vesting of all or a portion of the Performance Shares awarded under this Agreement accelerate pursuant to Section 11(c)(i) of the Plan in the event of a “Merger” (as defined in the Plan) that is not a “change in control” within the meaning of Section 409A, the timing of payment rules that apply to discretionary accelerations under paragraph 5 also shall apply. If the vesting of all or a portion of the Performance Shares awarded under this Agreement accelerate pursuant to Section 11(c)(i) of the Plan in the event of a “Merger” (as defined in the Plan) that is a “change in control” within the meaning of Section 409A, the timing of payment rules that apply under paragraph 4(b) also shall apply.
(e)    It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the Performance Shares provided under this Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
5.    Administrator Discretion.
(a)    The Administrator, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Performance Shares at any time, subject to the terms of the Plan. If so accelerated, such Performance Shares will be considered as having vested as of the date specified by the Administrator.
(b)    If the Administrator, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Award, the payment of such accelerated Performance Shares nevertheless shall be made at the same time or times as if such Performance Shares had vested in accordance with the vesting schedule set forth in paragraph 3, including any necessary delay in payment pursuant to the application of paragraph 4(c) (whether or not the Employee remains employed by the Company or a Parent or Subsidiary of the Company as of such date(s)). Notwithstanding the foregoing, any delay in payment pursuant to this paragraph 5 will cease upon the Employee’s death and such payment will be made as soon as practicable after the date of Employee’s death.
6.    Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Performance Shares that have not vested pursuant to paragraphs 3, 5 or 12 at the time of the Employee’s termination as a Service Provider for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company. The Employee shall not be entitled to a refund of the price paid for the Performance Shares forfeited to the Company pursuant to this paragraph 6.
7.    Death of Employee. Any distribution or delivery to be made to the Employee under this Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.
8.    Withholding of Taxes. When the Shares are issued as payment for vested Performance Shares, the Employee generally will recognize immediate U.S. taxable income if the Employee is a U.S. taxpayer. If the Employee is a non-U.S. taxpayer, the Employee will be subject to applicable taxes in his or her jurisdiction. The Company will withhold a portion of the vested Performance Shares that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company. No fractional Shares will be withheld or issued pursuant to the grant of Performance Shares and the issuance of Shares thereunder; any additional withholding necessary for this reason will be done by the Company through the Employee’s paycheck. The Company, in its discretion, may, and with respect to its executive officers (as determined by the Company) will, withhold an amount equal to two (2) times the fair market value of a Share from the last paycheck due to the Employee prior to the vesting of the Performance Shares. In the event that the cash amounts withheld by the Company exceed the withholding taxes that are due after the automatic withholding of whole Shares, the Company will reimburse the Employee for the excess amounts. In the event the withholding requirements are not satisfied through the withholding of Shares (or, through the Employee’s paycheck, as indicated above), no payment will be made to the Employee (or his or her estate) for Performance Shares unless and until satisfactory arrangements (as determined by the Administrator) have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such Performance Shares. By accepting this Award, the Employee expressly consents to the withholding of Shares and to any additional cash withholding as provided for in this paragraph 8.
9.    Rights as Stockholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Employee will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.
10.    No Effect on Employment. Subject to any employment contract with the Employee, the terms of such employment will be determined from time to time by the Company, or the Affiliate employing the Employee, as the case may be, and the Company, or the Affiliate employing the Employee, as the case may be, will have the right, which is hereby expressly reserved, to terminate or change the terms of the employment of the Employee at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth in the Notice of Grant do not constitute an express or implied promise of continued employment for any period of time.
11.    Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of Human Resources Department, at Echelon Corporation, 550 Meridian Avenue, San Jose, CA 95126, or at such other address as the Company may hereafter designate in writing.
12.    Changes in Performance Shares. In the event that as a result of a stock or extraordinary cash dividend, stock split, distribution, reclassification, recapitalization, combination of Shares or the adjustment in capital stock of the Company or otherwise, or as a result of a merger, consolidation, spin-off or other corporate transaction or event, the Performance Shares will be increased, reduced or otherwise affected, and by virtue of any such event the Employee will in his or her capacity as owner of unvested Performance Shares which have been awarded to him or her (the “Prior Performance Shares”) be entitled to new or additional or different shares of stock, cash or other securities or property (other than rights or warrants to purchase securities); such new or additional or different shares, cash or securities or property will thereupon be considered to be unvested Performance Shares and will be subject to all of the conditions and restrictions that were applicable to the Prior Performance Shares pursuant to this Agreement and the Plan. If the Employee receives rights or warrants with respect to any Prior Performance Shares, such rights or warrants may be held or exercised by the Employee, provided that until such exercise any such rights or warrants and after such exercise any shares or other securities acquired by the exercise of such rights or warrants will be considered to be unvested Performance Shares and will be subject to all of the conditions and restrictions which were applicable to the Prior Performance Shares pursuant to the Plan and this Agreement. The Administrator in its absolute discretion at any time may accelerate the vesting of all or any portion of such new or additional shares of stock, cash or securities, rights or warrants to purchase securities or shares or other securities acquired by the exercise of such rights or warrants; provided, however, that the payment of such accelerated new or additional awards shall be made in accordance with the timing of payment rules under paragraph 5(b). If the vesting of all or a portion of such new or additional award accelerates pursuant to Section 11(c)(i) of the Plan in the event of a “Merger” (as defined in the Plan) that is not a “change in control” within the meaning of Section 409A, the timing of payment rules that apply to discretionary accelerations under paragraph 5 also shall apply. If the vesting of all or a portion of the of such new or additional award accelerates pursuant to Section 11(c)(i) of the Plan in the event of a “Merger” (as defined in the Plan) that is a “change in control” within the meaning of Section 409A, the timing of payment rules that apply under paragraph 4(b) also shall apply.

13.    Grant is Not Transferable. Except to the limited extent provided in paragraph 7 above, this grant of Performance Shares and the rights and privileges conferred hereby will not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until you have been issued the Shares. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.
14.    Restrictions on Sale of Securities. The Shares issued as payment for vested Performance Shares awarded under this Agreement will be registered under the federal securities laws and will be freely tradable upon receipt. However, your subsequent sale of the Shares will be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.
15.    Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
16.    Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, which the Administrator shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any state or federal governmental agency, which the Administrator shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Performance Shares as the Administrator may establish from time to time for reasons of administrative convenience.
17.    Plan Governs. This Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Agreement will have the meaning set forth in the Plan.
18.    Administrator Authority. The Administrator will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Performance Shares have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon the Employee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.
19.    Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
20.    Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21.    Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Employee expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the parties agree to work in good faith to revise this Agreement as necessary to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Performance Shares.
22.    Amendment, Suspension or Termination of the Plan. By accepting this Award, the Employee expressly warrants that he or she has received a right to purchase stock under the Plan, and has received, read and understood a description of the Plan. The Employee understands that the Plan is discretionary in nature and may be modified, suspended or terminated by the Company at any time.
23.    Notice of Governing Law. This grant of Performance Shares shall be governed by, and construed in accordance with, the laws of the State of California without regard to principles of conflict of laws.

ATTACHMENT C

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION AGREEMENT
(To Be Signed By All Employees on the First Day of Employment)

In consideration of my employment by ECHELON CORPORATION (Echelon):

1.    I will not disclose to anyone outside of Echelon or use in other than Echelon's business, any confidential information relating to the business of Echelon or its subsidiaries, either during or after my Echelon employment, except with Echelon's written permission. “Confidential information" means any Echelon proprietary information, technical data, trade secrets or know-how, including research, product plans, products, services, customer lists and customers, markets, software (source code or object code versions), developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finances or other business information disclosed to me by Echelon either directly or indirectly in writing, orally or by drawings or observation of parts or equipment. Confidential information of Echelon also includes any proprietary information, technical data, trade secrets and know-how disclosed to me while under the employ of any prior employer and which are now owned or are acquired by Echelon. I also understand that information and materials received in confidence from third parties by Echelon and its subsidiaries is included within the meaning of this paragraph.
2.    I will not disclose to Echelon or induce Echelon to use any confidential information or material belonging to others.
3.    I hereby assign to Echelon (as a present conveyance of future interests) my entire right, title and interest in any inventions, ideas, designs, concepts, developments, trademarks, copyrightable materials, patentable materials, and any other form of intellectual property, hereafter made or conceived solely or jointly by me while working for Echelon which relates to the actual or anticipated business of Echelon or it subsidiaries, or relates to its or their actual or anticipated research and development, or is suggested by or results from any task assigned to me or work performed by me for or on behalf of Echelon except any invention or idea which I cannot assign to Echelon because of a prior invention agreement with ________________________ which is effective until __________ (give name and date or write "none"). I waive any and all moral rights and their equivalents that I have or may have in any inventions under the laws of any jurisdiction, including any right to identification of authorship and limitation on subsequent modification. I agree that the foregoing waiver applies to any original works of authorship that I developed while under the employ of any prior employer and which are now owned or are acquired by Echelon.
NOTICE

This agreement does not apply to an invention which qualifies under the provisions of Labor Code section 2870 of the State of California which provides that: (a) Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either: (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer. (2) Result from any work performed by the employee for the employer. (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

4.    I agree that in connection with any invention, idea or copyrightable material covered by paragraph 3: (a) I will disclose it promptly to Echelon; and, (b) I will promptly execute a specific assignment of title to Echelon and do anything else reasonably necessary to enable Echelon to secure a patent or copyright thereon in the United States and foreign countries.
5.    I represent that I have indicated on the back of this form any inventions, ideas or copyrightable materials not covered by Paragraph 3, in which I have any right, title or interest, and which were previously conceived either wholly or in part by me, but neither published nor filed in the United States Patent Office; and I have identified all of these.

If you do not have any inventions or ideas to indicate, write "none" on this line: ______________.

I agree that if, in the course of my employment with Echelon, I incorporate into any item, any invention, idea or copyrightable material owned by me or in which I have an interest, then Echelon is hereby granted and shall have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license, with the right to sublicense, to make, have made, modify, use and sell such invention, idea or copyrightable material as part of or in connection with such item or any other item.

6.    I understand and acknowledge that my employment with Echelon constitutes "at-will" employment and, as such, this relationship may be terminated at any time, with or without cause, at the option either of Echelon or myself, and with or without notice.

7.    I agree that, promptly following Echelon’s request at any time during my employment and at the time of leaving Echelon’s employ, I will deliver to Echelon (and will not keep in my possession, recreate or deliver to anyone else) any and all confidential information developed by me pursuant to my employment with Echelon or otherwise belonging to Echelon, its successors or assigns.
8.    I acknowledge receipt of a copy of this agreement and agree that with respect to the subject matter hereof, it is my entire agreement with Echelon, superseding any previous oral or written communications, representations, understandings, or agreements with Echelon or any official or representative thereof. I agree that this agreement will be governed by California law, without regard to conflicts of laws principles. I agree that any dispute or controversy arising out of this Agreement will be settled by binding arbitration in Santa Clara County, California, in accordance with the rules of the American Arbitration Association and judgment may be entered on the arbitrator's award in any court having jurisdiction. Notwithstanding the foregoing arbitration clause, Echelon may seek equitable relief from any court of competent jurisdiction to prevent or restrain a breach of this agreement.

Signed: __________________________________________        Date:

Witness:__________________________________________        Date:

ECHELON CORPORATION
SEVERANCE AGREEMENT
This Severance Agreement (the “Agreement”) is made and entered into by and between Alicia Jayne Moore (“Executive”) and Echelon Corporation, a Delaware corporation (the “Company”), effective as of the last date signed below (the “Effective Date”).
RECITALS
1.It is expected that the Company from time to time will consider the possibility of a Change in Control (as defined herein). The Board of Directors of the Company (the “Board”) recognizes that such consideration can be a distraction to Executive and can cause Executive to consider alternative employment opportunities.
2.The Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue her employment and to maximize the value of the Company upon a Change in Control for the benefit of its shareholders.
3.In order to provide Executive with enhanced financial security and sufficient encouragement to remain with the Company notwithstanding the possibility of a Change in Control, the Compensation Committee of the Board believes that it is imperative to provide Executive with certain severance benefits upon Executive’s termination of employment following a Change in Control.
4.The Compensation Committee of the Board also believes that it is appropriate to provide severance protection for certain terminations of employment outside of a Change in Control.
5.Certain capitalized terms used in the Agreement are defined in Section 5 below.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of Executive by the Company, the parties agree as follows:
1.Term of Agreement. This Agreement will commence on the Effective Date and will remain in effect for three years following the Effective Date; provided, however that the term of this Agreement shall automatically be extended for one year following the three-year anniversary of the Effective Date unless either party notifies the other in writing or by e-mail that the term shall not be extended, with such notice provided at least three months prior to the third anniversary of the Effective Date. Moreover, this Agreement shall survive the lapse of the term of this Agreement and shall be binding on both parties with respect to any termination of Executive’s employment triggering severance benefits hereunder that occurs prior to the lapsing of the term of this Agreement, in which case this Agreement shall terminate upon the date that all obligations of the parties hereto under this Agreement have been satisfied.
2.At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and will continue to be at-will, as defined under applicable law. As an at-will employee, either the Company or the Executive may terminate the employment relationship at any time, with or without Cause. Upon any termination of employment, the Company will pay Executive all accrued but unpaid vacation, expense reimbursements, wages and other benefits due to Executive under any Company-provided plans, policies and arrangements (“Accrued Compensation”).
3.Severance Benefits.
a.Involuntary Termination Not in Connection with a Change in Control Merger. If

Executive’s employment with the Company terminates pursuant to an Involuntary Termination and such termination occurs outside of the Change in Control Period, then subject to Sections 4 and 5, Executive will receive the following:
i.Severance Payment. Executive will receive continued payments of Executive’s annual base salary as in effect immediately prior to Executive’s termination date for nine (9) months following Executive’s termination date.
ii.Continuation Coverage. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of nine (9) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 3(b)(ii), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment (less applicable withholdings), payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to nine (9) months. For the avoidance of doubt, any taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.

b.CIC Involuntary Termination in Connection with a Change in Control Merger. If Executive’s employment with the Company terminates pursuant to a CIC Involuntary Termination and such termination occurs during the Change in Control Period, then subject to Sections 4 and 5, Executive will receive the following:
i.Severance Payment. Executive will receive a lump-sum payment equal to twelve (12) months of Executive’s annual base salary as in effect immediately prior to Executive’s termination date or, if greater, at the level in effect immediately prior to the Change in Control, less applicable withholdings.
ii.Continuation Coverage. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, then the Company will reimburse Executive for the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Executive’s termination) until the earlier of (A) a period of twelve (12) months from the date of termination or (B) the date upon which Executive and/or Executive’s eligible dependents become covered under similar plans. The reimbursements will be made by the Company to Executive consistent with the Company’s normal expense reimbursement policy. Notwithstanding the first sentence of this Section 3(b)(ii), if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating, or being subject to an excise tax under, applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment (less applicable withholdings), payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the termination of employment date (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will commence on the month following Executive’s termination of employment and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twelve (12) months. For the avoidance of doubt, any taxable payments in lieu of COBRA reimbursements may be used for any purpose, including, but not limited to, continuation coverage under COBRA, and will be subject to all applicable tax withholdings.
c.Exclusive Remedy. In the event of a termination of Executive’s employment, the provisions of Section 3 are intended to be and are exclusive and in lieu of and supersede any other rights or remedies to which Executive or the Company otherwise may be entitled, whether at law, tort or contract, in equity, or under this Agreement (other than the payment of accrued but unpaid wages, as required by law, and any unreimbursed reimbursable expenses); provided, however, that Executive may be entitled to vesting acceleration on certain terminations following a Change in Control as set forth in Executive’s equity compensation agreements with the Company (the “Equity Compensation Agreements”). Executive will be entitled to no benefits, compensation or other payments or rights upon a termination of employment other than those benefits expressly set forth in Section 3 of this Agreement and in the Equity Compensation Agreements; and this Agreement supersedes in its entirety any prior agreements by and between the Company and Executive with respect to severance payments to be made other than the Equity Compensation Agreements.
4.Conditions to Receipt of Severance
a.Release of Claims Agreement. Receipt of the severance payments and benefits specified herein shall be contingent on Executive’s execution of a full release of all claims against the Company in substantially the form attached to this Agreement as Exhibit A, and the lapse of any statutory period for revocation, and such release becoming effective in accordance with its terms within fifty-two (52) days following the termination date. Any severance payment to which Executive otherwise would have been entitled during such fifty-two (52) day period shall be paid by the Company in cash and in full arrears on the fifty-third (53d) day following Executive’s employment termination date or such later date as is required to avoid the imposition of additional taxes under Code Section 409A (“Section 409A”).
b.Confidential Information and Invention Assignment Agreements. Executive’s receipt of any payments or benefits under Section 3 (other than any Accrued Compensation) will be subject to Executive continuing to comply with the terms of the any confidential information and invention assignment agreement executed by Executive in favor of the Company and the provisions of this Agreement.
c.Section 409A.
i.Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A‑1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
ii.It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 4(c)(iv) below or resulting from an involuntary separation from service as described in Section 4(c)(v) below. In no event will Executive have discretion to determine the taxable year of payment of any Deferred Payment. Any severance payments under this Agreement that would be considered Deferred Payments will be paid on, or in the case of installments, will commence on the Release Deadline Date, or if later, such time as required by Section 4(c)(iii). Except as required by Section 4(c)(iii), any payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the Release Deadline Date and any remaining payments will be made as provided in this Agreement.
iii.Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.
iv.Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.
v.Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.
vi.The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.
5. Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive, including accelerated vesting of any equity compensation (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: (A) cash payments shall be reduced first and in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (B) accelerated vesting of stock awards shall be cancelled/reduced next and in the reverse order of the date of grant for such stock awards (i.e., the vesting of the most recently granted stock awards will be reduced first), with full-value awards reversed before any stock option or stock appreciation rights are reduced; and (C) employee benefits shall be reduced last and in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced.
The Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder and perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to the Company and Executive within fifteen (15) calendar days after the date on which right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive.
6.Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
a.Cause. “Cause” ” has the same meaning as defined in the Plan.
b.Change in Control Merger. “Change in Control Merger” has the same meaning as defined in the Plan.
c.Change in Control Period. “Change in Control Period” will mean the period beginning on a Change in Control Merger and ending twelve (12) months later.
d.“CIC Involuntary Termination” “CIC Involuntary Termination” will mean, without Executive’s express written consent: (i) a significant reduction of the Executive’s duties, authority or responsibilities, relative to the Executive’s duties, authority or responsibilities as in effect immediately prior to the Change in Control Merger; (ii) a material reduction in the total cash compensation of the Executive as in effect immediately prior to the Change in Control Merger; (iii) the relocation of the Executive to a facility or a location more than thirty (30) miles from the Executive’s then present location, without the Executive’s express written consent; or (iv) any purported termination of the Executive which is not effected for Executive’s death, “Disability” or for “Cause” or any purported termination for which the grounds relied upon are not valid.
e.Code. “Code” will mean the Internal Revenue Code of 1986, as amended.
f.Disability. “Disability” has the same meaning as defined in the Plan.
g.Involuntary Termination. “Involuntary Termination” will mean, without Executive’s express written consent: (i) a significant reduction of the Executive's responsibilities; (ii) a material reduction in the total cash compensation (except pursuant to an annual bonus payment reduction due to performance); (iii) the relocation of the Executive to a facility or a location more than thirty (30) miles from the Executive's then present location, without the Executive's express written consent; or (iv) any purported termination of the Executive which is not effected for Executive’s death, Disability or for Cause.
h.Plan. “Plan” will mean the Company’s 1997 Stock Plan.
i.Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s termination of employment as determined under, and with such adjustments as are set forth in, Treasury Regulation 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Executive’s employment is terminated.
7.Successors.
a.The Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets will assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this

Agreement, the term “Company” will include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law.
b.Executive’s Successors. The terms of this Agreement and all rights of Executive hereunder will inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
8.Notice.
a.General. Notices and all other communications contemplated by this Agreement will be in writing and will be deemed to have been duly given when sent electronically or personally delivered when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or when delivered by a private courier service such as UPS, DHL or Federal Express that has tracking capability. In the case of Executive, notices will be sent to the e-mail address or addressed to Executive at the home address, in either case which Executive most recently communicated to the Company in writing. In the case of the Company all notices will be directed to the attention of its Chief Executive Officer.
b.Notice of Termination. Any termination by the Company for Cause or by Executive for Good Reason will be communicated by a notice of termination to the other party hereto given in accordance with Section 8(a) of this Agreement. Such notice will indicate the specific termination provision in this Agreement relied upon, will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and will specify the termination date (which will be not more than thirty (30) days after the giving of such notice).
9.Resignation. Upon the termination of Executive’s employment for any reason, Executive will be deemed to have resigned from all officer and/or director positions held at the Company and its affiliates voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents reasonably necessary to reflect Executive’s resignation.
10.Miscellaneous Provisions.
a.No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any such payment be reduced by any earnings that Executive may receive from any other source.
b.Waiver. No provision of this Agreement will be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party will be considered a waiver of any other condition or provision or of the same condition or provision at another time.
c.Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
d.Entire Agreement. This Agreement and the Equity Compensation Agreements constitute the entire agreement of the parties hereto and supersedes in their entirety all prior representations, understandings, undertakings or agreements (whether oral or written and whether expressed or implied) of the parties with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto and which specifically mention this Agreement.
e.Choice of Law. The validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions). Any claims or legal actions by one party against the other arising out of the relationship between the parties contemplated herein (whether or not arising under this Agreement) will be commenced or maintained in any state or federal court located in San Francisco County, California, and Executive and the Company hereby submit to the jurisdiction and venue of any such court.

f.Severability. The invalidity or unenforceability of any provision or provisions of this Agreement will not affect the validity or enforceability of any other provision hereof, which will remain in full force and effect.
g.Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable income, employment and other taxes.
h.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first set forth above.
COMPANY    ECHELON CORPORATION
By:
Title:
Date: ____________________________________

EXECUTIVE    By:
Title:
Date: ____________________________________

[signature page of the Severance Agreement]

EXHIBIT A
ECHELON CORPORATION
RELEASE OF CLAIMS
This Release of Claims (“Agreement”) is made by and between Echelon Corporation (the “Company”) and Alicia Jayne Moore (“Executive”).
WHEREAS, Executive has agreed to enter into a release of claims in favor of the Company upon certain events specified in the Severance Agreement by and between Company and Executive (the “Severance Agreement”).
NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:
1.Termination. Executive’s employment from the Company terminated on ________________ (the “Termination Date”).
2.Confidential Information. Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Confidentiality, Developments and Non-Competition Agreement (the “Proprietary Information Agreement”) between Executive and the Company. Executive shall return all the Company property and confidential and proprietary information in her possession to the Company on the Effective Date of this Agreement.
3.Payment of Salary. Executive acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Executive.
4.Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company. Executive, on behalf of himself, and her respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that she may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,
(a)any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;
(b)any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;
(c)any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;
(d)any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker

Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;
(e)any and all claims for violation of the federal, or any state, constitution;
(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination; and
(g)any and all claims for attorneys’ fees and costs.
Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any severance obligations due Executive under the Severance Agreement. Nothing in this Agreement waives Executive’s rights to indemnification or any payments under any insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.
5.Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that she is waiving and releasing any rights she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that she has been advised by this writing that (a) she should consult with an attorney prior to executing this Agreement; (b) she has at least twenty-one (21) days within which to consider this Agreement; (c) she has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law. Any revocation should be in writing and delivered to the Vice-President of Human Resources at the Company by close of business on the seventh day from the date that Executive signs this Agreement.
6.Civil Code Section 1542. Executive represents that she is not aware of any claims against the Company other than the claims that are released by this Agreement. Executive acknowledges that she has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Executive, being aware of said code section, agrees to expressly waive any rights she may have thereunder, as well as under any statute or common law principles of similar effect.
7.No Pending or Future Lawsuits. Executive represents that she has no lawsuits, claims, or actions pending in her name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein. Executive also represents that she does not intend to bring any claims on her own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.
8.Application for Employment. Executive understands and agrees that, as a condition of this Agreement, she shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and she hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.No Cooperation. Executive agrees that she will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.
10.No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of disputed claims. No action taken by the Company, either previously or in connection with this Agreement shall be deemed or construed to be (a) an admission of the truth or falsity of any claims heretofore made or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to the Executive or to any third party.
11.Costs. The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.
12.Authority. Executive represents and warrants that she has the capacity to act on her own behalf and on behalf of all who might claim through her to bind them to the terms and conditions of this Agreement.
13.No Representations. Executive represents that she has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.
14.Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.
15.Entire Agreement. This Agreement, along with the Severance Agreement, the Proprietary Information Agreement and the Equity Compensation Agreements, represents the entire agreement and understanding between the Company and Executive concerning Executive’s separation from the Company.
16.No Oral Modification. This Agreement may only be amended in writing signed by Executive and the Chief Executive Officer of the Company.
17.Governing Law. This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.
18.Effective Date. This Agreement is effective eight (8) days after it has been signed by both Parties.
19.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.
20.Voluntary Execution of Agreement. This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims. The Parties acknowledge that:
(a)They have read this Agreement;
(b)They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;
(c)They understand the terms and consequences of this Agreement and of the releases it contains;
(d)They are fully aware of the legal and binding effect of this Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ECHELON CORPORATION

Dated: _______________, 20__        By

Alicia Jayne Moore, an individual

Dated: _______________, 20__